EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 17, 2017, accompanying the consolidated financial statements of 1847 Holdings, LLC, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ KLJ & Associates, LLP

Edina, Minnesota

January 23, 2018